Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HI-CRUSH INC.

(a Delaware corporation)

Hi-Crush Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The Corporation was incorporated on May 31, 2019 and filed a Certificate of Incorporation (the “Original Certificate”) with the Secretary of State of Delaware on May 31, 2019.

2.

On July 12, 2020 (the “Petition Date”), the Corporation and each of its direct and indirect wholly-owned domestic subsidiaries (collectively with the Corporation, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

3.

This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted, without the need for approval of the board of directors of the Corporation (the “Board of Directors”) or the stockholders of the Corporation in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and pursuant to Article V.M of the Joint Plan of Reorganization for the Debtors (the “Plan of Reorganization”) confirmed by order, dated September 23, 2020, of the Bankruptcy Court, jointly administered under the caption “In re: Hi-Crush Inc., et al.”, Case No. 20-33495 (DRJ).

4.	This Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of Delaware.

5.	The text of the Original Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

NAME

The name of the corporation is Hi-Crush Inc.

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV

STOCK

Section 4.1 Authorized Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 507,851,332, par value $0.001 per share (the “Common Stock”) and zero shares shall be designated as Preferred Stock, par value $0.001 per share (the “Preferred Stock”). Shares of Common Stock may be issued by the Corporation from time to time in accordance with the Plan of Reorganization and the Convertible Notes Indenture (as defined below). Except as otherwise provided by law, the Plan of Reorganization, the Convertible Notes Indenture and this Certificate of Incorporation, the shares of capital stock of the Corporation, regardless of class or series, may be issued by the Corporation from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors may from time to time determine.

Section 4.2 Common Stock.

(a) Each holder of Common Stock, as such, shall be entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation). The holders of shares of Common Stock shall not have cumulative voting rights.

(b) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends to the extent permitted by applicable law when, as and if declared by the Board of Directors.

(c) Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

Section 4.3 Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution or resolutions and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

(b) There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as otherwise expressly provided in this Certificate of Incorporation (including any Preferred Stock Designation), vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions.

Section 4.4 8.000%/10.000% Convertible Secured PIK Toggle Notes.

(a) In addition to the foregoing, so long as any obligations under the Corporation’s 8.000%/10.000% Convertible Secured PIK Toggle Notes due 2026 (the “Convertible Notes”), pursuant to that certain Indenture, dated as of October 9, 2020, by and among the Corporation, WSFS Financial Corporation, FSB as trustee, and the other parties thereto (the “Convertible Notes Indenture”) remain outstanding and not discharged in full, the holders of the Convertible Notes shall have the right to vote, as provided herein pursuant to Section 221 of the DGCL. The holders of the Convertible Notes shall be entitled to vote upon all matters upon which holders of any class or classes of Common Stock have the right to vote under the DGCL or this Certificate of Incorporation together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis (assuming the full conversion of each such Convertible Note into Common Stock subject to the terms and conditions of the Convertible Notes Indenture) and shall be deemed to be stockholders of the Corporation (and the Convertible Notes shall be deemed to be stock) for the purpose of any provision of the DGCL that requires the vote of stockholders as a prerequisite to any corporate action. The number of votes represented by each Convertible Note shall be equal to the largest number of whole shares of Common Stock (rounded down to the nearest whole share) into which such Convertible Note may be converted, in accordance with the Convertible Notes Indenture, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

(b) Holders of Convertible Notes shall have the same right of inspection of the books, accounts and other records of the Corporation which the holders of Common Stock have or may have under the DGCL or this Certificate of Incorporation.

Section 4.5 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

Section 4.6 Nonvoting Equity Securities. To the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code, the Corporation will not issue non-voting equity securities (which shall be deemed to not include any warrants or options to purchase capital stock of the Corporation); provided, however, that this provision (a) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly-owned subsidiaries and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect. The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), the Board of Directors shall initially consist of five (5) directors and the size of the Board of Directors shall thereafter be increased or decreased (but not to below five (5) directors) by the directors as necessary in accordance with the provisions of that certain Stockholders Agreement, dated as of October 9, 2020, by and among the Corporation and certain of its stockholders (as amended from time to time, the “Stockholders Agreement”), or after termination of the Stockholders Agreement, by resolution of the Board of Directors. Any other changes to the number of directors on the Board of Directors shall require the affirmative vote of directors designated by one or more Major Stockholders (as defined in the Stockholders Agreement) collectively representing at least sixty percent (60%) of the issued and outstanding Common Stock (on an as-converted basis).

Section 5.2 Election. The directors of the Corporation need not be stockholders of the Corporation (unless otherwise so required by this Certificate of Incorporation, including any Preferred Stock Designation) and need not be elected by written ballot unless the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) so provide.

Section 5.3 Composition of the Board of Directors.

(a) Effective as of the date hereof, the Board of Directors shall consist of the individual(s) designated in accordance with the Stockholders Agreement and identified in the Plan Supplement (as defined in the Plan of Reorganization) (such individuals, the “Initial Board”). Each member of the Initial Board shall hold office until his or her resignation or removal or until his or her respective successor is duly elected and qualified at the next annual meeting of stockholders in accordance with the provisions of the Stockholders Agreement, or after termination of the Stockholders Agreement in accordance with the terms thereof, in accordance with the terms of this Certificate of Incorporation and the Bylaws at the next annual meeting of stockholders.

(b) Each director is to hold office until his or her successor shall have been duly appointed and qualified or until his or her earlier death, retirement, resignation, disqualification or removal.

(c) Subject to the rights of the holders of any outstanding series of Preferred Stock, which may from time to time come into existence and be outstanding, and unless otherwise required by law or resolution of the Board of Directors, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled in accordance with the provisions of the Stockholders Agreement, or after termination of the Stockholders Agreement in accordance with the terms thereof, by resolution of the Board of Directors. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office or as otherwise provided in the Stockholders Agreement. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(d) Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock, which may from time to time come into existence and be outstanding, as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), any director, or the entire Board of Directors, may be removed from office at any time, but only for “cause” and only by the affirmative vote of at least a majority of the voting power of the stock of the Corporation outstanding and entitled to vote thereon.

(e) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each of those directors designated by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”) shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal.

Section 5.4 Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation (including any Preferred Stock Designation) or the Bylaws required to be exercised or done by the stockholders.

Section 5.5 Annual Meeting of Stockholders.

(a) Notice. Advance notice of business to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

(b) Annual Meeting. The annual meeting of stockholders for the transaction of business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix.

ARTICLE VI

STOCKHOLDER ACTION

Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), any action that is required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of the stockholders and may not be taken by any consent in writing of such stockholders in lieu of a meeting of stockholders.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors. For the avoidance of doubt, subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation shall not have the power to call or request a special meeting of stockholders of the Corporation. The Board of Directors may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors and included in the notice of such meeting.

ARTICLE VIII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IX

AMENDMENT

Section 9.1 Amendment of Certificate of Incorporation. Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the DGCL or by the Stockholders Agreement (for so long as it shall remain in effect in accordance with its terms), the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation.

Section 9.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the DGLC or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal, in whole or in part, the Bylaws. Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote), by the DGCL, any requirements of law, the Bylaws or by the Stockholders Agreement (for so long as it shall remain in effect in accordance with its terms), the stockholders of the Corporation may make additional Bylaws and may alter, amend or repeal any Bylaw whether adopted by them or otherwise. For the avoidance of doubt, abstentions shall not count as “votes cast,” except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation). No Bylaws hereafter made or adopted, nor any alteration or amendment thereto or repeal or rescission thereof, shall invalidate any prior act of the Board of Directors that was valid at the time it was taken.

ARTICLE X

LIABILITY OF DIRECTORS

Section 10.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader exculpation rights than permitted prior thereto), no person who is or at any time has been a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

Section 10.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article X that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Section 10.3 Indemnification. In addition to and without limiting the generality of any right to indemnification provided under the Bylaws, each current and former director, officer, and manager in their respective capacities as such, and solely to the extent that such person was serving in such capacity on or any time after the Petition Date, shall be indemnified in accordance with Article VI.F of the Plan.

ARTICLE XI

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or if the Court of Chancery lacks jurisdiction, the federal district court for the District of Delaware unless said court lacks subject matter jurisdiction in which case, the Superior Court of the State of Delaware) shall be the sole and exclusive forum for any stockholder of the Corporation (including a beneficial owner of stock) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation, the bylaws of the Corporation or the Stockholders Agreement, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (a) through (d) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction, and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XII

SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (b) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their service to or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed as of October 9, 2020.

HI-CRUSH INC.

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

[Signature Page to Amended & Restated Certificate of Incorporation of Hi-Crush Inc.]